Exhibit 10.27

SEPARATION AND INDEPENDENT CONTRACTOR AGREEMENT

InnerWorkings, Inc. (“Company”) and Jonathan Shean (“Shean” and “Employee”), in consideration of the premises and the mutual covenants and promises contained herein (the “Agreement”) and for other good and valuable consideration, agree as follows:

Section 1—Separation from Employment

1.1           In consideration of executing this release, Shean’s employment with the Company will terminate effective January 19, 2011 (“Separation Date”), provided that Shean’s last day in the office will be January 7, 2011.

1.2           Effective January 19, 2011, Shean and Company hereby enter into an independent contractor agreement, which shall commence on January 19, 2011 and terminate on July 1, 2011 (“The Consulting Term”).  Shean will be available for consulting services up to 5 hours per month either in person or telephonically, at Shean’s discretion.  Company will provide Shean with reasonable advance notice for any requested consulting services and Shean will have discretion during what times he provides such services so as not to interfere with other commitments he may have.

1.3           In consideration of Shean’s services hereunder and in full satisfaction of Company’s severance obligations to Shean, Company agrees to: 1) Continue to pay Shean his current salary on a bi-monthly basis ($270,000 on an annualized basis) for a period of 6 months following his termination date with the Company (through July 19, 2011); 2) Shean shall continue to vest in his previous stock grants through December 1, 2011 as if he had remained an employee of the Company, 3) pay Shean a $50,000 payment within two weeks of his execution of this Agreement; 4) pay Shean a bonus equal to $50,000 on April 1, 2011 representing his bonus eligibility for the 2010 fiscal year (calculated base on the anticipated 2010 results of the Company), 5) to pay for Employee and Employee’s COBRA payments to continue family’s current Company medical and dental benefits through December 31, 2011; and 6) to continue to pay Employee’s current Company life insurance and long term disability Company coverage through December 31, 2011.

1.4      Nothing in this Separation and Independent Contractor Agreement shall prevent Shean from accepting other employment during the Consulting Term, except as otherwise prohibited by Section 6 of this Agreement.

1.5      Company shall transfer ownership to the current Company laptop computer being used by Shean after the Company has had the opportunity to clean all Company files and data from the computer.

Section 2—Waiver and Release of Claims; Indemnification

2.1           Except as prohibited by law, and expressly conditioned upon Company’s performance of it obligations under entirety of Section 1 of this agreement, then Shean and the Company mutually waive and release each other from any and all claims, liability and damages, of whatever kind or nature, whether arising in equity or under federal, state or local statutory, administrative or common law, and whether known or unknown, and which arose from or pertain in any way to Shean’s employment, any employment agreements Shean has or has had with the Company, and his separation from employment with the Company. Such claims include, but are not limited to claims involving obligations by the Company arising under any employment agreement, laws against discrimination, including discrimination based upon the Shean’s sex, race, color, national origin, religion, disability, age, or any other category protected by state or federal law; any type of workplace harassment claim, including those based upon the foregoing list of protected categories; retaliation claims; whistleblower claims; wrongful discharge claims; public policy claims; contract claims; tort claims, including intentional torts; claims against current or former Company employees or supervisors related in any way to the claims being brought against the Company; and claims for an alleged violation of any federal, state, or other governmental law, common law, statute, regulation, or ordinance, including, but not limited to, any state civil rights statute, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, or the Whistleblowers’ Protection Act.

2.2   Acknowledgment of Waiver of Claims under ADEA. Shean acknowledges that he is waiving and releasing any rights he or she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Shean and the Company agree and understand that by law, this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Shean further acknowledges that he has been advised by this writing that (a) he or she should consult with an attorney prior to executing this Agreement; (b) under the Federal Older Workers Benefit Protection Act, he or she has at least twenty-one days within which to consider this Agreement; (c) he or she has at least seven days following the execution of this Agreement by the Parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Nothing in this Agreement will preclude Shean from seeking a judicial determination regarding the validity of any waiver as it pertains to the ADEA.

2.3   Shean covenants and agrees that he or she shall never in any way voluntarily aid in the institution or prosecution of any suit, action or claim of any kind for relief against the Company arising from or related in any way to his employment, his employment duties, the termination of my employment with the Company, and/or any other occurrence up to and including the effective date of this Agreement. Shean acknowledges that it is his intention in executing this Agreement that the release contained herein shall be effective as a bar to each and every claim, demand, and cause of action herein described.  Shean expressly consents that the release in this Agreement shall be given full force and effect according to each and all of its provisions, including those relating to unknown and unsuspected claims, demands or causes of action, as well as those relating to any other claims, demands or causes of action herein specified.  Shean acknowledges and agree that the release in this Agreement is an essential and material term of the Agreement, and that without such release, no agreement would have been reached by the parties.

2.4   Company’s indemnification obligations as set forth in Article V of the Company’s Bylaws (which are attached hereto) shall survive Shean’s termination of employment.

2.5    Company agrees to indemnify and reimburse Shean for any interest and/or penalties that are assessed against him by the IRS or Illinois Department of Revenue relating to Company’s failure to properly report or withhold taxes from Shean’s 2008 stock grant vesting event, provided that Shean agrees to remain responsible for the principal amount of taxes that were due as a result of this vesting event.

Section 3—Non-Admission

3.1           The parties understand that this Agreement is to be regarded as a “no-fault” settlement, and, as such, this Agreement is not intended and will not be construed to constitute an admission or statement by either party as to the validity or invalidity of any legal or factual contention advanced in this matter. This Agreement is not to be cited as evidence of discrimination or as background information in any other case or dispute involving the employer or its employees.

3.2           The parties further agree that the consideration for the Agreement is provided solely for the purposes of compromise and settlement and that the Company does not hereby admit any liability on account of any said claims or matters, but expressly denies all of such liability whatsoever.

3.3           The parties agree and acknowledge that Shean’s termination from the Company was not for cause.

Section 4—Confidential and Proprietary Information

4.1           Shean acknowledges that he or she has been exposed to certain of the Company’s confidential, proprietary and trade secret information.

4.2           If Shean has previously signed one or more conflict of interest and/or nondisclosure agreements, Shean agrees that such agreements remain in full effect and are incorporated by reference into this Agreement.

4.3           Shean further expressly agrees in this Agreement that he or she will not disclose to any third party or use for his or her own benefit, or for the benefit of any third party, any of the Company’s trade secret and/or Confidential Information. In the event that Shean is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any confidential, proprietary, or trade secret information, Shean will notify the Company promptly in writing, within 48 hours, prior to disclosure so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this Agreement. Shean agrees not to oppose any action by Employer to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this Agreement, Shean will furnish only that portion of the confidential, proprietary, or trade secret information which Shean is advised in writing by counsel that he is legally required to furnish and will exercise his reasonable best efforts, at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded to that information, including but not limited to seeking written prohibitions on further use or disclosure.

Section 5—Confidentiality

5.1   Shean agrees that he or she will keep the existence of the Agreement, the negotiations and discussions leading to the Agreement, and terms of this Agreement confidential. However, Shean may disclose the terms and existence of this Agreement to his or her spouse, attorney, accountant, pursuant to a valid subpoena, or to any governmental agency that inquires into the existence of this Agreement. If Shean is required by law through subpoena or otherwise to disclose information described in this paragraph, Shean will notify the Company promptly in writing so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this Agreement. Shean agrees not to oppose any action by Employer to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this Agreement, Shean will furnish only that portion of the information which Shean is advised in writing by counsel that he is legally required to furnish and will exercise his reasonable best efforts, at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded to the information.

Section 6—Non-Compete/No Solicitation

6.1           If Shean has previously signed one or more non-compete or no solicitation agreements, including but not limited to Sections 6 and 7 of the Employment Agreement between Company and Employee dated October 1, 2007, Employee agrees that such agreements remain in full effect and are incorporated by reference into this Agreement.

6.2           In addition, for a period of one year from the Separation Date, Shean agrees that he will not 1) directly or indirectly solicit, induce or attempt to induce any employee of the Company to leave his or her employment with the Company and 2) perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);or 3) induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or solicit the business of any customer or potential customer of the Company, whether or not Shean had personal contact with such entity.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any printed materials, items, or other products that are competitive with in any manner the products sold or offered by the Company. The term “Geographic Area” shall mean the United States of America.

6.3       The covenants contained in this Section 6 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 6 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

6.4           The parties expressly acknowledge that any breach or failure to comply with this Section 6 by Employee shall cause serious and substantial irreparable damage to the Company. Accordingly, upon such breach or a threatened breach of this Agreement by Employee, the Company shall be entitled to and Employee hereby stipulates to the entry of injunctive relief, including but not limited to a temporary restraining order and preliminary injunction, restraining Employee from such breach or failure or any threatened breach or failure, without the requirement of posting a bond. All remedies expressly provided for herein are cumulative of any and all other remedies now existing at law or in equity, including but not limited to the right of the Company to seek specific enforcement of this Section and recovery of monetary damages suffered by the Company to the extent those damages are ascertainable. Resort to any remedy provided for herein or otherwise provided by law or in equity shall not prevent the concurrent or subsequent exercise of any other appropriate remedy or remedies or preclude the recovery by the Company of monetary damages.

Section 7—Non-Disparagement

7.1           Shean agrees that he or she will not disparage, criticize, condemn or impugn the Company or its products to any persons whether a third party or an employee of Company. In addition, Shean agrees that he or she will not directly or indirectly interfere with, adversely affect the Company’s business relationships, reputation, contracts, pricing or other relationships that the Company has with its former, current or prospective customers, suppliers, clients, employees, businesses, financial institutions, stockholders or other person or entities with whom the Company relates. Shean understands that a breach of this Section shall constitute a breach of this Agreement relieving Company from its severance obligations.

7.2           In addition, Company agrees that it or its employees will not disparage, criticize, condemn or impugn Shean or his work results. In addition, Company agrees that it will not directly or indirectly interfere with, adversely affect Shean’s business relationships, personal reputation, future potential employers, employment contracts, or other relationships that Shean has with former, current or prospective customers, suppliers, clients, employees, businesses, financial institutions, stockholders or other person or entities with whom Shean relates.

Section 8—Miscellaneous

8.1           This Agreement constitutes the whole agreement between the parties, and except as expressly stated otherwise in this Agreement, cancels and supersedes all other prior oral or written understandings or agreements. No modification to this Agreement will be binding unless such modification is in writing, dated subsequent to the effective date of this Agreement, and is signed by both parties.

8.2           This Agreement is to be interpreted and enforced in accordance with the laws of the State of Illinois, regardless of any state’s choice of law analysis. The parties further agree that any judicial action permitted under this Agreement shall be brought in a state or federal court situated in and having competent jurisdiction over claims in Cook County, Illinois.

8.3           In the event any part of this Agreement is deemed to be void or unenforceable as a matter of law, then to the extent possible, such provision shall be rewritten so as to make the provision enforceable to the maximum extent permitted by law. If not enforceable at all, then only that unenforceable provision shall be voided and severed from this Agreement. The balance of this Agreement shall be interpreted and enforced to the maximum extent permitted by law.

8.4           By entering into this Agreement, the Company does not make any admission of wrongdoing, nor that it violated any statutory, administrative or common law.

8.5           This Agreement is binding on the parties, their spouses, family, heirs, administrators, successors and assigns.

8.6           Shean acknowledges that prior to signing this Agreement, he had adequate time within which to consider the final version of this Agreement and to consult with an advisor of his or her choice regarding it, if desired. Shean acknowledges that he or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for the terms of this Agreement.  Shean acknowledges he or she understands the scope and impact of this Agreement. Shean also acknowledges that his or her consent to all of the Agreement’s provisions is given freely, voluntarily, and with full knowledge and understanding of the Agreement’s contents.

Date: January 19, 2011	Jonathan Shean: / S / JONATHAN M. SHEAN

FOR: InnerWorkings, Inc.
Date: January 19, 2011	By:	/ S / J OSEPH M. B USKY